EXHIBIT 21

Subsidiaries of the Registrant

SAS IP, Inc., a Wyoming corporation

ANSYS Europe Limited, a United Kingdom corporation

CFX Limited, a United Kingdom corporation

ANSYS Software Private Limited, an India corporation

Matrix CFD Solutions Pvt. Ltd., an India corporation

CADOE S.A., a France corporation

ANSYS France SARL, a France corporation

ANSYS Germany GmbH, a Germany corporation

ANSYS KK, a Japan corporation

ICEM CFD Japan Pvt. Ltd., a Japan corporation

ANSYS Canada Limited, a Canada corporation

2011767 Ontario, Inc., a Canada corporation